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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BPZ Energy, Inc.
Houston, Texas

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2006 (September 14, 2006 as to the effects of the restatement described in Note 1—entitled "September 2006 Restatement" to the Consolidated Financial Statements), relating to the consolidated financial statements of BPZ Energy, Inc. and Subsidiaries, which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ JOHNSON MILLER & CO., CPA'S PC

Johnson Miller & Co., CPA's PC
Midland, Texas
November 30, 2006

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Consent of Independent Registered Public Accounting Firm